Press Release

BlackBerry Completes Patent Sale Transaction

WATERLOO, ONTARIO – May 11, 2023 – BlackBerry Limited (NYSE: BB; TSX: BB) today announced the completion of the previously-announced sale of substantially all of its non-core patents and patent applications to Malikie Innovations Limited (“Malikie”), a wholly-owned subsidiary of Key Patent Innovations Limited.
Under the terms of the sale, unchanged from those previously announced, BlackBerry received $170 million in cash at closing.
The transaction included the sale of approximately 32,000 non-core patents and applications, and excluded those necessary to support BlackBerry’s current core business operations. BlackBerry has retained all existing revenue generating agreements, and approximately 2,000, primarily standards essential, patents relating to mobile devices. The transaction will not impact customers’ use of any of BlackBerry’s products, solutions or services.
About BlackBerry
BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments around the world. The company secures more than 500M endpoints including over 215M vehicles. Based in Waterloo, Ontario, the company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety, and data privacy solutions, and is a leader in the areas of endpoint security, endpoint management, encryption, and embedded systems. BlackBerry’s vision is clear - to secure a connected future you can trust.
BlackBerry. Intelligent Security. Everywhere.
For more information, visit BlackBerry.com and follow @BlackBerry.
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